Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Announces Closing of the Acquisition of the Central Texas Rehabilitation Hospital in Austin, Texas; Closing of the

Accordion Feature of its Revolving Credit Facility; and Declaration of its Initial Preferred Dividend

BETHESDA, Md.--(BUSINESS WIRE)-- Global Medical REIT Inc. (NYSE:GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announced the following events:

Closing of Central Texas Rehabilitation Hospital – Austin, Texas

On September 25, 2017, the Company completed the previously announced acquisition of the Central Texas Rehabilitation Hospital in Austin, Texas (the “Austin Facility”) for a purchase price of $40,650,000. Upon the closing of this acquisition, the Company assumed the seller’s interest, as lessor, in the lease of the Austin Facility to CTRH, LLC, which is a joint venture between subsidiaries of Kindred Healthcare and Seton Healthcare, which is part of the Ascension Health System. The lease on the Austin Facility is an absolute triple-net lease with a remaining lease term of approximately 9.6 years, subject to four, five-year renewal options by the tenant. The current annual rent is approximately $2.9 million, subject to annual increases of approximately 3.0%, and 80% of the lease payments are guaranteed by Kindred Healthcare. The initial capitalization rate for the property is approximately 7.1%. Please see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 29, 2017 for a more detailed description of the acquisition and lease terms, including the lease which is filed as an exhibit to that Current Report.

Jeffrey Busch, the Company’s Chief Executive Officer, commented, “We are excited to enter the growing Austin, Texas market and continue our partnerships with strong healthcare operators such as Kindred Healthcare and Seton Healthcare.”

Receipt of Lending Commitments on Revolving Credit Facility Accordion Feature

On September 28, 2017, the Company received commitments from certain of its revolving credit facility syndicate members to fund up to $50 million of additional indebtedness under the accordion feature of its revolving credit facility. With the closing of the accordion feature, the total borrowing capacity under the revolving credit facility increased to $250 million. Mr. Busch commented, “We believe the closing of the accordion feature of our revolving credit facility for the full $50 million commitment, in addition to our recent up-sized preferred stock offering, confirms our lenders’ and stockholders’ belief in and commitment to our business and investment strategy.”

Declaration of Series A Preferred Stock Dividend

The Company announced today that its Board of Directors authorized a $0.2396 per share cash dividend to the holders of its Series A Preferred Stock of record as of October 15, 2017, to be paid on October 31, 2017. This dividend represents the Company’s initial dividend on its Series A Preferred Stock for the period from its issuance on September 15, 2017 through October 30, 2017.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing each of its healthcare facilities to market-leading operators under a long-term, triple-net lease. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2016.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, as amended by Amendment No. 2 thereto, for the year ended December 31, 2016, which were filed with the SEC on March 27, 2017 and May 9, 2017, respectively, and elsewhere in the reports the Company has filed with the SEC, including statements regarding the Company’s business objectives and that the Company may be unable to pay its initial dividend on its Series A preferred stock in a timely fashion or at all. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

Contacts:

Investor Relations Counsel

The Equity Group Inc.

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com

Adam Prior, Senior Vice President

(212) 836-9606 / aprior@equityny.com

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